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                                                                    EXHIBIT 11.1

                            A-FEM MEDICAL CORPORATION
                       CALCULATIONS OF NET LOSS PER SHARE


                                            FOR THE THREE MONTHS                     FOR THE NINE MONTHS
                                              ENDED SEPTEMBER 30                          SEPTEMBER 30,
                                      ---------------------------------         ---------------------------------
                                          1999                 1998                 1999                 1998
                                      ------------         ------------         ------------         ------------
Actual weighted average
   shares outstanding                    9,546,717           12,566,644            9,505,888           13,093,071
Dilutive common stock,
options and warrants using the
   treasury stock method(1)                     --                    -                   --                   --
                                      ------------         ------------         ------------         ------------
Total shares used in per
   share calculations                    9,546,717           12,566,644            9,505,888           13,093,071
                                      ------------         ------------         ------------         ------------
Net loss                              $   (621,672)        $ (1,216,215)        $ (1,971,033)        $ (3,335,707)
                                      ------------         ------------         ------------         ------------
Net loss per share                    $      (0.07)        $      (0.10)        $      (0.21)        $      (0.25)
                                      ============         ============         ============         ============


---------------------------------

(1) Preferred stock, warrants and options outstanding are not included, as the effect would be anti-dilutive.


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